Exhibit 99.1

For Immediate Release

CRESCENT ANNOUNCES SECOND QUARTER 2004 RESULTS

FORT WORTH, TEXAS, August 3, 2004—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the second quarter 2004. Funds from operations available to common shareholders before impairment charges related to real estate assets — diluted (“FFO”) for the three months ended June 30, 2004 was $31.0 million, or $0.27 per share and equivalent unit. These compare to FFO of $36.4 million or $0.31 per share and equivalent unit, for the three months ended June 30, 2003. FFO for the six months ended June 30, 2004 was $58.6 million, or $0.50 per share and equivalent unit. These compare to FFO of $77.9 million, or $0.67 per share and equivalent unit, for the six months ended June 30, 2003.

Net loss available to common shareholders for the three months ended June 30, 2004 was ($17.5) million, or ($0.18) per share (diluted). This compares to a net loss of ($6.1) million, or ($0.06) per share (diluted), for the three months ended June 30, 2003. Net loss available to common shareholders for the six months ended June 30, 2004 was ($36.1) million, or ($0.36) per share (diluted). This compares to a net loss of ($25.4) million, or ($0.26) per share (diluted), for the six months ended June 30, 2003.

Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although these companies may calculate funds from operations in different ways. Crescent reports FFO before taking into account impairment charges required by GAAP which are related to its real estate assets. A reconciliation of Crescent’s FFO before and after such impairments to GAAP net income is included in the Company’s financial statements accompanying this press release and in the “Second Quarter 2004 Supplemental Operating and Financial Data” located on the Company’s website. FFO should not be considered an alternative to net income.

According to John C. Goff, Vice Chairman and Chief Executive Officer, “Our second quarter FFO of $0.27 per share was in line with our expectations of $0.26 to $0.28 per share. Although our markets continue to be challenging, we still see 2004 as a year of stabilization, and we continue to actively manage and reposition our portfolio for improving fundamentals.

“Strategically, we are adapting to the current real estate environment in which many investors are seeking direct real estate ownership. We continue to capitalize on this meaningful trend through joint ventures with institutional partners who seek the alignment of interests with our equity investments and who value our management platform. Additionally, we continue to sell non-core assets and expand our joint-venture program on our existing portfolio, as well as on new acquisitions. In the second quarter alone, we were successful in selling three office properties totaling 784,000 square feet that did not meet our long-term investment criteria. We are also under contract to acquire a high-quality Miami office property, The Alhambra, which will be a future candidate for joint venture.”

On July 15, 2004, Crescent announced that its Board of Trust Managers had declared cash dividends of $0.375 per share for Common, $0.421875 per share for Series A Convertible Preferred, and $0.59375 per share for Series B Redeemable Preferred. The dividends are payable August 13, 2004, to shareholders of record on July 30, 2004.

BUSINESS SECTOR REVIEW

Office Sector (67% of Gross Book Value of Real Estate Assets as of June 30, 2004)
 Operating Results
 Office property same-store net operating income (“NOI”) declined 2.9% for the three months ended June 30, 2004 from the same period in 2003 for the 26.0 million square feet of office property space owned during both periods, excluding properties held for sale. Average occupancy for these same-store properties for the three months ended June 30, 2004 was 86.1% compared to 85.7% for the same period in 2003. Crescent’s overall office portfolio, excluding properties held for sale, was 88.1% leased and 87.0% occupied as of June 30, 2004. During the three months ended June 30, 2004 and 2003, Crescent received $5.9 million and $0.9 million, respectively, of lease termination fees. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

Office property same-store net operating income (“NOI”) declined 3.5% for the six months ended June 30, 2004 from the same period in 2003 for the 26.0 million square feet of office property space owned during both periods, excluding properties held for sale. Average occupancy for these same-store properties for the six months ended June 30, 2004 was 85.8% compared to 85.7% for the same period in 2003. During the six months ended June 30, 2004 and 2003, Crescent received $7.2 million and $3.0 million, respectively, of lease termination fees. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

The Company leased 1.0 million net rentable square feet during the three months ended June 30, 2004, of which 509,000 square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 9.0% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.87 per square foot per year and leasing costs were $1.17 per square foot per year.

The Company leased 2.3 million net rentable square feet during the six months ended June 30, 2004, of which 1.2 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 13.1% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.77 per square foot per year and leasing costs were $1.00 per square foot per year.

Denny Alberts, President and Chief Operating Officer, commented, “We saw a modest rise in our office occupancy which ended the second quarter at 87.0%, up from 86.4% at the end of the first quarter, both excluding properties held for sale. We are still focused on achieving stabilized occupancy levels over the next 12 to 18 months and, upon stabilization, we expect to begin to see meaningful pricing power.

“Today, our portfolio expirations continue to be manageable. At the beginning of 2004, we had 5.4 million gross square feet of leases scheduled to expire for the year. Of that, 90% has been addressed — 86% by signed leases and 4% by leases in negotiation. 2005 expirations represent approximately 10% of the portfolio, for which our leasing teams have already made progress.”

Acquisitions
 The pending acquisition of The Alhambra, a 318,000 square-foot Class A office property located in the Coral Gables submarket in Miami is expected to close in August. The office property is currently 93% leased.

On May 10, 2004, Crescent acquired the remaining office property within the Hughes Center office complex in Las Vegas for $18.3 million. This 86,000 square-foot office property was not a part of the original portfolio acquisition, as a third-party joint-venture partner expressed the desire to exercise its right of first refusal. However, this exercise option was later declined, at which time, Crescent agreed to purchase the property.

Dispositions
 On July 29, 2004, Crescent sold 12404 Park Central, a 239,000 square-foot Class A office property located in the LBJ Freeway submarket of Dallas. The sale generated proceeds, net of selling costs, of approximately $9.3 million, which were used to pay down property-level secured debt.

On July 2, 2004, Crescent sold 5050 Quorum, a 134,000 square-foot Class A office property located in the Quorum/Bent Tree submarket of Dallas. The sale generated proceeds, net of selling costs, of approximately $8.9 million, which were used to pay down debt on the Company’s revolving credit facility. Crescent retained the management and leasing responsibilities for this property.

On June 29, 2004, Crescent sold Addison Tower, a 146,000 square-foot Class A office property located in the Quorum/Bent Tree submarket of Dallas. The sale generated proceeds, net of selling costs, of approximately $8.8 million, which were used to pay down debt on the Company’s revolving credit facility.

On June 17, 2004, Crescent sold Ptarmigan Place, a 419,000 square-foot Class A office property located in the Cherry Creek submarket southeast of downtown Denver. The sale generated proceeds, net of selling costs, of $28.2 million, which were used to pay down property-level secured debt.

On April 13, 2004, Crescent sold Liberty Plaza, a 219,000 square-foot Class A office property located in North Dallas. The sale generated proceeds, net of selling costs, to Crescent of approximately $10.8 million, which were used to pay down the Company’s revolving credit facility.

Other Announcements
 On May 17, 2004, Crescent announced that El Paso Corporation plans to move all personnel from Crescent’s Greenway Plaza complex, located in the Buffalo Speedway submarket of Houston, to El Paso’s existing headquarters in downtown Houston. The move is expected to be complete by year end 2004.

As of June 30, 2004, three El Paso subsidiaries leased a combined total of 912,000 square feet in Greenway Plaza which, under current terms, translates into 4.6% of Crescent’s total annual office revenue. The El Paso subsidiaries are current on their rental obligations to Crescent, and Crescent’s management expects that they will uphold the terms of their respective leases in Greenway Plaza, the majority of which expires in 2014.

Resort / Hotel Sector (12% of Gross Book Value of Real Estate Assets as of June 30, 2004)
 Destination Resort Properties
 Same-store NOI for Crescent’s five resort properties declined 26% for the three months ended June 30, 2004 from the same period in 2003. The average daily rate increased 10% and revenue per available room increased 3% for the three months ended June 30, 2004, compared to the same period in 2003. Weighted average occupancy was 64% for the three months ended June 30, 2004, compared to 68% for the three months ended June 30, 2003.

Same-store NOI for Crescent’s five resort properties declined 11% for the six months ended June 30, 2004 from the same period in 2003. The average daily rate increased 7% and revenue per available room increased 2% for the six months ended June 30, 2004, compared to the same period in 2003. Weighted average occupancy was 66% for the six months ended June 30, 2004, compared to 69% for the six months ended June 30, 2003.

The decline in NOI for the three months and six months ended June 30, 2004, as compared to the prior year, is primarily the result of lower occupancy at Fairmont Sonoma Mission Inn & Spa and Ventana Inn & Spa due to renovations requiring 43% and 19% of the resort rooms, respectively, to be out of service for a period of time. The Sonoma renovation began in November 2003 and was completed in July, while the Ventana renovation began in April 2004 and will be completed by the end of September 2004.

Residential Development Sector (16% of Gross Book Value of Real Estate Assets as of June 30, 2004)
 Upscale Residential Development Properties
 Crescent’s overall residential investment generated $5.2 million and $11.3 million in FFO for the three months and six months ended June 30, 2004, respectively. This compares to $5.7 million and $11.0 million in FFO generated for the three months and six months ended June 30, 2003, respectively.

Temperature-Controlled Logistics Sector (5% of Gross Book Value of Real Estate Assets as of June 30, 2004)
 Temperature-Controlled Logistics Properties
 Crescent’s investment in temperature-controlled logistics properties generated $3.1 million and $8.0 million in FFO for the three months and six months ended June 30, 2004, respectively. This compares to $5.1 million and $12.1 million of FFO generated for the three months and six months ended June 30, 2003, respectively. The decline in FFO is primarily due to an increase in interest expense associated with the $254 million financing with Morgan Stanley completed in February 2004 and a decrease in rental payments as a result of start-up costs incurred by the tenant in connection with its preparation of warehouse space for new customer business.

BALANCE SHEET REVIEW

On June 28, 2004, the Company obtained a loan from an affiliate of Lehman Brothers Holding, Inc. (“Lehman”) in the amount of $90 million, which is secured by the Fountain Place® office property in downtown Dallas. The loan bears interest at LIBOR + 150 basis points and matures in March 2005.

Subsequently, on June 28, the Company entered into a transaction with Lehman, allowing Crescent, for tax purposes, to take advantage of a reverse Section 1031 like-kind exchange, following the acquisition of the Hughes Center office portfolio in Las Vegas. Crescent sold its interest, subject to the $90 million financing mentioned above, in the Fountain Place office property in Dallas to Crescent FP Investors, L.P., an entity which is owned 99.9% by an affiliate of Lehman and 0.1% by Crescent. The sale generated net proceeds of approximately $78.2 million. As part of the transaction, Lehman has an unconditional right to sell its interest to Crescent at any time prior to November 30, 2004, for an agreed upon fair value of $79.9 million. Because a contingency exists, the sale is accounted for as a financing transaction for GAAP purposes. Therefore, both the asset and related debt remain on the Company’s consolidated balance sheet until the contingency is satisfied.

Also, on June 28, the Company paid off the $220 million Deutsche Bank — CMBS loan with approximately $168.2 million in proceeds from the aforementioned loan on Fountain Place and sale of equity interest to Lehman and $51.8 million in borrowings from the Company’s revolving credit facility.

EARNINGS OUTLOOK

Crescent addresses earnings guidance in its earnings conference calls and provides documentation in its quarterly supplemental operating and financial data reports. Refer to the following paragraphs for details about accessing today’s conference call, presentation, and supplemental operating and financial data report.

CHANGES IN STATISTICAL REPORTING METHODS

Beginning in the first quarter of 2004, the Company implemented two changes in office segment statistical reporting methods. First, to more appropriately reflect occupancy trends in continuing operations, the Company now excludes properties held for sale from occupancy and same-store statistics as noted. In addition, the Company’s same-store statistics now include 100% of operations for all consolidated and unconsolidated joint-venture properties, rather than the Company’s pro rata share of joint-venture properties as in previous disclosures.

In addition, beginning in the second quarter of 2004, the Company is no longer providing same-store statistics for its business-class hotel properties. Out of four hotels owned, two are now categorized as properties held for sale; therefore, same-store statistics for continuing operations are no longer considered useful.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA

Crescent’s “Second Quarter Supplemental Operating and Financial Data” is available on the Company’s website (www.crescent.com) on the Investor Relations page. To request a hard copy, please call the Company’s investor relations department at (817) 321-2180.

CONFERENCE CALL, WEBCAST AND PRESENTATION

The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Tuesday, August 3, 2004, to discuss the second quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through August 17, 2004, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 8752623.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•	The Company’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which continue to be adversely affected by existing real estate conditions (including vacancy rates in particular markets, decreased rental rates and competition from other properties) and may also be adversely affected by general economic downturns;

•	The continuation of relatively high vacancy rates and reduced rental rates in the Company’s office portfolio as a result of conditions within the Company’s principal markets;

•	Adverse changes in the financial condition of existing tenants, in particular El Paso Energy and its affiliates which provide 4.6% of the Company’s annualized office revenues;

•	Further deterioration in the resort/business-class hotel markets or in the market for residential land or luxury residences, including single-family homes, townhomes and condominiums, or in the economy generally;

•	Financing risks, such as the Company’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the Company’s ability to meet financial and other covenants and the Company’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	The ability of the Company to dispose of its investment land and other non-core assets on favorable terms and within anticipated time frames;

•	The ability of the Company to reinvest available funds at anticipated returns and to consummate anticipated office acquisitions within anticipated time frames and on favorable terms;

•	Further or continued adverse conditions in the temperature-controlled logistics business (including both industry-specific conditions and a general downturn in the economy) which may further jeopardize the ability of the tenant to pay all current and deferred rent due;

•	The ability of the Company and Crescent Operating, Inc. (“COPI”) to satisfy the remaining conditions to achieve effectiveness of the COPI bankruptcy plan, including COPI’s sale of the temperature-controlled logistics tenant, its repayment of the loan from Bank of America prior to October 21, 2004, and the Company’s issuance of Company common shares to COPI stockholders;

•	The concentration of a significant percentage of the Company’s assets in Texas;

•	The existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in the Company’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.

ABOUT THE COMPANY

Celebrating its tenth year, Crescent Real Estate Equities Company (NYSE: CEI) is one of the largest publicly held real estate investment trusts in the nation. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of 75 premier office buildings totaling 30 million square feet primarily located in the Southwestern United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. In addition, Crescent has investments in world-class resorts and spas and upscale residential developments. For more information, visit the Company’s website at http://www.crescent.com.

FOR MORE INFORMATION

Jane E. Mody, Executive Vice President, Capital Markets, (817) 321-1086
Keira B. Moody, Vice President, Investor Relations and Corporate Communications, (817) 321-1412